Exhibit (h)(25)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, dated as of December 4, 2025 (the “Agreement”), by and among the Acquiring Fund (the “Acquiring Fund”), and the Acquired Fund (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.  Terms of Investment.

(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and the Acquired Fund agree as follows:

(i) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 5% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquiring Fund and the Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(ii) Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of their investments in the Acquired Fund and the scale of their contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with their investments in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund and its adviser with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.  Representations of the Acquired Fund.

In connection with any investments by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to:

a. Limit its acquisition of securities of investment companies and companies that would be investment companies but for the exclusion from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act to an aggregate amount that does not exceed 10% of the Acquired Fund’s total assets, exclusive of investments in (A) reliance on Section 12(d)(1)(E) of the 1940 Act; (B) reliance on Rule 12d1-1 under the 1940 Act; (C) a subsidiary that is wholly-owned and controlled by the Acquired Fund; (D) securities received as a dividend or as a result of a plan of reorganization of a company; or (E) securities of another investment company received pursuant to exemptive relief from the SEC to engage in interfund borrowing and lending transactions;

b. Disclose in its registration statement that it is subject to the 10% limitation set forth in Section 2(a) of this Agreement;

c. Comply with the conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund;

d. Comply with its obligations under this Agreement;

e. Promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to investments by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement; and

f. The Acquired Fund agrees that any information regarding planned purchases or redemptions of shares of the Acquired Fund provided pursuant to Section 1(a) will be used solely for the purposes of this Agreement.

3.   Representations of the Acquiring Fund.

In connection with any investments by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to:

a. Comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund;

b. Comply with its obligations under this Agreement; and

c. Promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investments in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.   Indemnification.

(a) The Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Fund and Natixis ETF Trust II (the “Acquired Trust”), including any of their principals, directors or trustees, officers, employees and agents (each an “Acquired Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquired Fund and/or the Acquired Trust, including any Acquired Fund Agent, to the extent any such Claims result from (i) a violation or alleged violation by the Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Fund (each an “Acquiring Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by the Acquiring Fund or an Acquiring Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(b) The Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Fund and Brighthouse Funds Trust I (the “Acquiring Trust”), including any of their principals, directors or trustees, officers, employees and agents (each an “Acquiring Fund Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquiring Fund and/or the Acquiring Trust, including any Acquiring Fund Agent, to the extent any such Claims result from (i) a violation or alleged violation by the Acquired Fund or any principals, directors or trustees, officers, employees or agents of the Acquired Fund (each an “Acquired Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by the Acquired Fund or an Acquired Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(c)

No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

(d)

In any action involving the Acquiring Fund or the Acquired Fund under this Agreement, the parties agree to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Trust or the Acquiring Trust.

5.  Term and Termination; Assignment; Amendment.

a. This Agreement shall be effective for the duration of the Acquiring Fund’s and the Acquired Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

b. This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

c. This Agreement may not be assigned by either party without the prior written consent of the other.

d. This Agreement may be amended only by a writing that is signed by each affected party.

6.  Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

Brighthouse Funds Trust I

c/o Kristi Slavin

11225 North Community House Road

Charlotte, NC 28277Email: kslavin@brighthousefinancial.com

With a copy to:

Brighthouse Funds Trust I

Attn: Funds Compliance and Mutual Fund Legal

11225 North Community House Road

Charlotte, NC 28277

Email #1: fundscompliance@brighthousefinancial.com

Email #2: mflegal@brighthousefinancial.com

If to the Acquired Fund:

Matthew Block

Attn: Fund Administration Dept.

Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: Matthew.Block@natixis.com

With a copy to:

Susan McWhan Tobin

c/o Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: Susan.Tobin@natixis.com

John DelPrete

Attn: Legal Dept.

Natixis Investment Managers

888 Boylston Street

Boston, MA 02199

Email: John.DelPrete@natixis.com

7.   Miscellaneous.

a. In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Trust.

b. In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agree to look solely to the Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Trust.

c. In the case of the Acquiring Fund, a copy of the Declaration of Trust of the Acquiring Trust is on file with the Secretary of State of Delaware, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquiring Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquiring Fund.

d. In the case of the Acquired Fund, a copy of the applicable Declaration of Trust of the Acquired Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Acquired Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquired Fund.

e. Any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

f. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

g. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

h. This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LOOMIS SAYLES GROWTH PORTFOLIO,
a series of Brighthouse Funds Trust I

Name of Authorized Signer

Print: Thomas Watterson

Signature: /s/ Thomas Watterson

Title: Secretary

NATIXIS LOOMIS SAYLES FOCUSED GROWTH ETF,

a series of Natixis ETF Trust II

Name of Authorized Signer

Print: Matthew Block

Signature: /s/ Matthew Block

Title: Treasurer

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Fund	Acquired Fund

Loomis Sayles Growth Portfolio, a series of Brighthouse Funds Trust I	Natixis Loomis Sayles Focused Growth ETF, a series of Natixis ETF Trust II